Exhibit 99.1

NEWS RELEASE July 23, 2025

Contacts: Sunit Patel, CFO
Kris Hinson, VP Corp Finance & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle Inc.
713-570-3050

CROWN CASTLE REPORTS SECOND QUARTER 2025 RESULTS AND INCREASES OUTLOOK FOR FULL YEAR 2025

July 23, 2025 - HOUSTON, TEXAS - Crown Castle Inc. (NYSE: CCI) ("Crown Castle") today reported results for the second quarter ended June 30, 2025 and updated its full year 2025 Outlook, as reflected in the table below.

(dollars in millions, except per share amounts)	Current Full Year 2025 Outlook Midpoint(a)	Full Year 2024 Actual	% Change	Previous Full Year 2025 Outlook(b)	Current Compared to Previous Outlook
Site rental revenues(c)	$4,020	$4,268	(6)%	$4,010	$10
Net income (loss)	$240	$(3,903)	N/A	$205	$35
Net income (loss) per share—diluted	$0.55	$(8.98)	N/A	$0.47	$0.08
Adjusted EBITDA(c)(d)	$2,805	$3,035	(8)%	$2,780	$25
AFFO(c)(d)	$1,830	$1,980	(8)%	$1,795	$35
AFFO per share(c)(d)	$4.20	$4.55	(8)%	$4.12	$0.08
(a)Reflects midpoint of full year 2025 Outlook as issued on July 23, 2025.
(b)Reflects midpoint of full year 2025 Outlook as issued on April 30, 2025.
(c)Excludes amounts related to the Fiber Business (as defined in "Non-GAAP Measures and Other Information") which are presented in discontinued operations.
(d)See "Non-GAAP Measures and Other Information" for further information and reconciliation of non-GAAP financial measures to net income (loss), including on a per share basis.

"With strong operational performance and higher leasing activity from our customers as they continue to augment capacity in their networks, we delivered solid results in the second quarter and increased our full year 2025 Outlook," stated Dan Schlanger, Crown Castle’s Interim President and Chief Executive Officer. "Our increased Outlook for full year 2025 demonstrates the progress we are making across the key near-term priorities we articulated last quarter, including delivering on our 2025 financial and operating objectives, successfully closing the previously announced sale of our small cells and fiber solutions businesses, and positioning the tower business to maximize shareholder value on a standalone basis. Our updated full year 2025 Outlook includes both an increase in organic growth to 4.7%, excluding the impact of Sprint Cancellations, and a $10 million reduction in overhead costs. In addition to delivering strong operational results in the first half of 2025, we have made progress on the sale transaction, which we continue to believe will close in the first half of 2026. We believe the improved financial flexibility we created with our previously announced capital allocation framework coupled with investments in our systems and processes to streamline our operations will enable us to better serve our customers, operate more
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efficiently, and maximize long-term shareholder value on a standalone basis."
RESULTS FOR THE QUARTER
The table below sets forth select financial results for the quarters ended June 30, 2025 and June 30, 2024.

(dollars in millions, except per share amounts)	Q2 2025	Q2 2024	Change	% Change
Site rental revenues(a)	$1,008	$1,064	$(56)	(5)%
Net income (loss)	$291	$251	$40	16%
Net income (loss) per share—diluted	$0.67	$0.58	$0.09	16%
Adjusted EBITDA(a)(b)	$705	$727	$(22)	(3)%
AFFO(a)(b)	$444	$449	$(5)	(1)%
AFFO per share(a)(b)	$1.02	$1.03	$(0.01)	(1)%
(a)Excludes amounts related to the Fiber Business which are presented in discontinued operations.
(b)See "Non-GAAP Measures and Other Information" for further information and reconciliation of non-GAAP financial measures to net income (loss), including on a per share basis.

HIGHLIGHTS FROM THE QUARTER
•Site rental revenues. Organic Contribution to Site Rental Billings was $45 million, or 4.7% organic growth from second quarter 2024, excluding an unfavorable $51 million impact from Sprint Cancellations. Site rental revenues were also negatively impacted by a $16 million decrease in amortization of prepaid rent and a $34 million decrease in straight-lined revenues, resulting in a decline in site rental revenues of $56 million, or 5.3% from second quarter 2024 to second quarter 2025. The following table outlines the components of Organic Contribution to Site Rental Billings, excluding the impact of Sprint Cancellations, and the respective percentage of prior period site rental billings.

($ in millions)	Current Full Year 2025 Outlook Midpoint(a)		Q2 2025		Q2 2024
Core leasing activity(b)	$115	2.9%	$28	2.9%	$28	3.0%
Escalator	$95	2.4%	$24	2.5%	$23	2.4%
Non-renewals(b)	($30)	(0.8%)	($7)	(0.7%)	($7)	(0.8%)
Change in other billings(b)	$5	0.1%	$0	0.0%	$2	0.2%
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations(b)	$185	4.7%	$45	4.7%	$45	4.8%
(a)As issued July 23, 2025.
(b)See "Non-GAAP Measures and Other Information" for our definitions of core leasing activity, non-renewals, other billings and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations.

•Net income (loss). Net income (loss) for the second quarter 2025 was $291 million compared to $251 million for the second quarter 2024.
•Adjusted EBITDA. Second quarter 2025 Adjusted EBITDA was $705 million compared to $727 million for the second quarter 2024. The decrease in the year was a result of the lower contribution from site rental revenues, as discussed above, partially offset by a $37 million decrease in selling, general, and administrative costs primarily driven by the reduction in staffing levels and office closures announced in June 2024 and the absence of $20 million of advisory fees incurred in the second quarter 2024, and a $6 million increase in services contribution.
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•AFFO and AFFO per share. Second quarter 2025 AFFO was $444, or $1.02 per share, representing a 1% decrease from the second quarter 2024.
•Capital expenditures. Capital expenditures from continuing operations during the quarter were $40 million, comprised of $33 million of discretionary capital expenditures and $7 million of sustaining capital expenditures. The $40 million of capital expenditures represents no change from the second quarter 2024.
•Common stock dividend. During the quarter, Crown Castle paid common stock dividends of approximately $463 million in the aggregate, or $1.0625 per common share, a decrease of 32% on a per share basis from the same period a year ago.

"Our second quarter results, which were highlighted by 4.7% organic growth excluding the impact of Sprint Cancellations, demonstrated the solid performance of the underlying tower business," stated Sunit Patel, Crown Castle’s Executive Vice President and Chief Financial Officer. "Our focus on operations and execution has positioned us to increase our outlook for full year 2025 while keeping us on track to close the sale transaction in the first half of 2026. Our solid financial and operational performance is complemented by our strong balance sheet, which ended the quarter with approximately 86% fixed rate debt, a weighted average debt maturity of over 6 years, and approximately $4.7 billion of availability under our revolving credit facility, compared to approximately $2.2 billion of debt maturities over the next twelve months. We believe our previously announced capital allocation framework, which balances the predictable return of capital to shareholders with financial flexibility and balance sheet strength, will position our pure-play U.S. tower business to maximize long-term shareholder value."

OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the SEC.
The following table sets forth Crown Castle's current full year 2025 Outlook, which includes the following key changes from the previous Outlook issued on April 30, 2025:
•A $10 million increase to site rental revenues from higher Organic Contributions to Site Rental Billings.
•A $25 million increase in Adjusted EBITDA, as the $10 million increase to site rental revenues is complemented by a $10 million decrease in selling, general, and administrative costs, and a $5 million increase in services and other gross margin.
•A $35 million increase in AFFO, as the $25 million increase to Adjusted EBITDA is combined with a $10 million reduction in interest expense largely driven by updated term-out assumptions.
•A $35 million increase to net income.
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•Additionally, a $15 million decrease in site rental costs of operations from non-cash compensation expense that is attributable to discontinued operations. Because Adjusted EBITDA and AFFO already exclude non-cash compensation, there is no impact to Adjusted EBITDA or AFFO relative to the previous Outlook.

(in millions, except per share amounts)	Full Year 2025(a)			Changes to Midpoint from Previous Outlook(b)
Site rental billings(c)	$3,895	to	$3,925	$10
Amortization of prepaid rent	$80	to	$110	$0
Straight-lined revenues	($15)	to	$15	$0
Other revenues	$15	to	$15	$0
Site rental revenues	$3,997	to	$4,042	$10
Site rental costs of operations(d)	$972	to	$1,017	($15)
Services and other gross margin	$75	to	$105	$5
Net income (loss)(e)	$100	to	$380	$35
Net income (loss) per share—diluted(e)	$0.23	to	$0.87	$0.08
Adjusted EBITDA(c)	$2,780	to	$2,830	$25
Depreciation, amortization and accretion	$678	to	$773	$0
Interest expense and amortization of deferred financing costs, net(f)	$972	to	$1,017	($10)
Income (loss) from discontinued operations, net of tax(g)	($830)	to	($590)	$0
FFO(c)	$1,645	to	$1,675	$35
AFFO(c)	$1,805	to	$1,855	$35
AFFO per share(c)	$4.14	to	$4.25	$0.08
Discretionary capital expenditures(c)	$185	to	$185	$0
Discretionary capital expenditures from discontinued operations(c)(h)	$920	to	$1,020	$0
(a)As issued on July 23, 2025.
(b)As issued on April 30, 2025.
(c)See "Non-GAAP Measures and Other Information" for further information and reconciliation of non-GAAP financial measures to net income (loss), including on a per share basis, and for definition of site rental billings and discretionary capital expenditures.
(d)Exclusive of depreciation, amortization and accretion.
(e)Includes contributions from discontinued operations.
(f)See "Non-GAAP Measures and Other Information" for the reconciliation of "Outlook for Components of Interest Expense."
(g)Represents expected results from the Fiber Business, including the estimated loss on disposal.
(h)Represents discretionary capital expenditures for the Fiber Business.

•The following chart reconciles the components contributing to the expected 2025 decrease in site rental revenues. Full year site rental billings growth, excluding the impact of Sprint Cancellations, is expected to increase from 4.5% reflected in the previous Outlook to 4.7%.
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•Core leasing activity is expected to increase $5 million from the previous Outlook as we expect higher activity levels in 2025 than originally anticipated.
•Change in other billings is expected to increase $5 million from the previous Outlook, partially consisting of an increase in back-billings.
Additional information is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of our website.

CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Wednesday, July 23, 2025, at 5:30 p.m. Eastern time to discuss its second quarter 2025 results. A listen only live audio webcast of the conference call, along with supplemental materials for the call, can be accessed on the Crown Castle website at https://investor.crowncastle.com. Participants may join the conference call by dialing 833-816-1115 (Toll Free) or 412-317-0694 (International) at least 30 minutes prior to the start time. All dial-in participants should ask to join the Crown Castle call.
A replay of the webcast will be available on the Investor page of Crown Castle's website until end of day, Thursday, July 23, 2026.

ABOUT CROWN CASTLE
Crown Castle owns, operates and leases approximately 40,000 cell towers and approximately 90,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service - bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.
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Non-GAAP Measures and Other Information
This press release includes presentations of Adjusted EBITDA, Adjusted Funds from Operations ("AFFO"), including per share amounts, Funds from Operations ("FFO"), including per share amounts, Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, and Net Debt, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")).
Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies, including other companies in the towers sector or other real estate investment trusts ("REITs").
In addition to the non-GAAP financial measures used herein, we also provide the components of certain GAAP measures, such as site rental revenues and capital expenditures.
Our non-GAAP financial measures are presented as additional information because management believes these measures are useful indicators of the financial performance of our business. Among other things, management believes that:
•Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is a financial measure frequently used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of the towers sector and other REITs to measure financial performance without regard to items such as depreciation, amortization and accretion, which can vary depending upon accounting methods and the book value of assets. Adjusted EBITDA should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance.
•AFFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that AFFO helps investors or other interested parties meaningfully evaluate our financial performance as it includes (1) the impact of our capital structure (primarily interest expense on our outstanding debt and dividends on our preferred stock (in periods where applicable)) and (2) sustaining capital expenditures, and excludes the impact of our (1) asset base (primarily depreciation, amortization and accretion) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations or rent free periods, the (1) revenues are recognized on a straight-lined basis over the fixed, non-cancelable term of the tenant contract, and (2) expenses are recognized on a straight-lined basis over the estimated lease term including renewal options that are reasonably certain to be exercised. Management notes that Crown Castle uses AFFO only as a performance measure. AFFO should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations or as residual cash flow available for discretionary investment.
•FFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that FFO may be used by investors or other interested parties as a basis to compare our financial performance with that of other REITs. FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily real estate depreciation, amortization and accretion). FFO is not a key performance indicator used by Crown Castle. FFO should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations.
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•Organic Contribution to Site Rental Billings (also referred to as organic growth) is useful to investors or other interested parties in understanding the components of the year-over-year changes in our site rental revenues computed in accordance with GAAP. Management uses Organic Contribution to Site Rental Billings to assess year-over-year growth rates for our rental activities, to evaluate current performance, to capture trends in rental rates, core leasing activities and tenant non-renewals in our core business, as well as to forecast future results. Separately, we are also disclosing Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations, which is outside of ordinary course, to provide further insight into our results of operations and underlying trends. Management believes that identifying the impact of Sprint Cancellations provides increased transparency and comparability across periods. Organic Contribution to Site Rental Billings (including as Adjusted for Impact of Sprint Cancellations) is not meant as an alternative measure of revenue and should be considered only as a supplement in understanding and assessing the performance of our site rental revenues computed in accordance with GAAP.
•Net Debt is useful to investors or other interested parties in evaluating our overall debt position and future debt capacity. Management uses Net Debt in assessing our leverage. Net Debt is not meant as an alternative measure of debt and should be considered only as a supplement in understanding and assessing our leverage.
Non-GAAP Financial Measures
Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, goodwill impairment charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, net, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, interest income, other (income) expense, (benefit) provision for income taxes, (income) loss from discontinued operations, net of tax, cumulative effect of a change in accounting principle and stock-based compensation expense, net.
AFFO. We define AFFO as FFO before straight-lined revenues, straight-lined expenses, stock-based compensation expense, net, non-cash portion of tax provision, non-real estate related depreciation, amortization and accretion, amortization of non-cash interest expense, other (income) expense, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, acquisition and integration costs, restructuring charges (credits), cumulative effect of a change in accounting principle and adjustments for noncontrolling interests, less sustaining capital expenditures.
AFFO per share. We define AFFO per share as AFFO divided by diluted weighted-average common shares outstanding.
FFO. We define FFO as net income (loss) plus real estate related depreciation, amortization and accretion, asset write-down charges, goodwill impairment charges, and (income) loss from discontinued operations, net of tax, less noncontrolling interest and cash paid for preferred stock dividends (in periods where applicable), and is a measure of funds from operations attributable to common stockholders.
FFO per share. We define FFO per share as FFO divided by diluted weighted-average common shares outstanding.
Organic Contribution to Site Rental Billings. We define Organic Contribution to Site Rental Billings (also referred to as organic growth) as the sum of the change in site rental revenues related to core leasing activity, escalators and other billings, less non-renewals of tenant contracts and non-renewals associated with Sprint Cancellations. Additionally, Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations reflects Organic Contribution to Site Rental Billings plus non-renewals associated with Sprint Cancellations.
Net Debt. We define Net Debt as (1) debt and other long-term obligations and (2) current maturities of debt and other obligations, excluding unamortized adjustments, net, less cash and cash equivalents and restricted cash and cash equivalents.
Other Definitions
Site rental billings. We define site rental billings as site rental revenues exclusive of the impacts from (1) straight-lined revenues, (2) amortization of prepaid rent in accordance with GAAP, (3) contribution from recent acquisitions until the one-year anniversary of such acquisitions and (4) other revenues, such as tenant cancellation fees, finance charges and other items.
Core leasing activity. We define core leasing activity as site rental revenues growth from tenant additions and renewals or extensions of tenant contracts, exclusive of (1) the impacts from both straight-lined revenues and amortization of prepaid rent in accordance with GAAP and (2) other revenues.
Other billings. We define other billings as the growth or reduction in site rental revenues as a result of non-recurring contractual billings and adjustments, expense recoveries, sales credits and other amounts not captured in core leasing activity.
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Non-renewals. We define non-renewals of tenant contracts as the reduction in site rental revenues as a result of tenant churn, terminations and, in limited circumstances, reductions of existing lease rates, exclusive of non-renewals associated with Sprint Cancellations, where applicable.
Discretionary capital expenditures. We define discretionary capital expenditures relating to continuing operations as those made with respect to activities which we believe exhibit sufficient potential to enhance long-term stockholder value. Discretionary capital expenditures, including with respect to discontinued operations, primarily consist of expansion or development of our communications infrastructure (including capital expenditures related to (1) enhancing communications infrastructure in order to add new tenants for the first time or support subsequent tenant equipment augmentations or (2) modifying the structure of a communications infrastructure asset to accommodate additional tenants) and construction of new communications infrastructure. Discretionary capital expenditures also include purchases of land interests (which primarily relates to land assets under towers as we seek to manage our interests in the land beneath our towers), certain technology-related investments necessary to support and scale future customer demand for our communications infrastructure, and other capital projects.
Sustaining capital expenditures. We define sustaining capital expenditures as those capital expenditures (including with respect to discontinued operations) not otherwise categorized as discretionary capital expenditures, such as (1) maintenance capital expenditures on our communications infrastructure assets that enable our tenants' ongoing quiet enjoyment of the communications infrastructure and (2) ordinary corporate capital expenditures.
Sprint Cancellations. We define Sprint Cancellations as lease cancellations related to the previously disclosed T-Mobile US, Inc. and Sprint network consolidation as described in our press release dated April 19, 2023.
Fiber Business. We define Fiber Business as the historically reported Fiber segment, prior to its reclassification to discontinued operations, together with certain supporting assets and personnel. Management has signed a definitive agreement ("Agreement") to sell the Fiber Business with EQT Active Core Infrastructure fund ("EQT") acquiring the small cells business and Zayo Group Holdings Inc. ("Zayo") acquiring the fiber solutions business ("Transaction") for $8.5 billion in aggregate, subject to certain closing adjustments. The Transaction is expected to close in the first half of 2026 subject to certain closing conditions and required government and regulatory approvals. Pending the closing of the Transaction, we will continue to operate the Fiber Business in accordance with the Agreement.
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Reconciliation of Historical Adjusted EBITDA:

	For the Three Months Ended		For the Six Months Ended		For the Twelve Months Ended
(in millions; totals may not sum due to rounding)	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024	December 31, 2024
Net income (loss)(a)	$291	$251	$(173)	$562	$(3,903)
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	2	3	4	8	11
Depreciation, amortization and accretion	175	180	352	371	736
Restructuring charges(b)	—	19	—	30	70
Amortization of prepaid lease purchase price adjustments	4	4	8	8	16
Interest expense and amortization of deferred financing costs, net(c)	243	230	479	455	932
Interest income	(4)	(4)	(7)	(8)	(20)
Other (income) expense	(2)	(1)	(3)	(3)	26
(Benefit) provision for income taxes	4	5	9	11	18
Stock-based compensation expense, net	18	26	36	50	84
(Income) loss from discontinued operations, net of tax(d)	(26)	14	722	(3)	5,065
Adjusted EBITDA(e)(f)	$705	$727	$1,428	$1,481	$3,035
Reconciliation of Current Outlook for Adjusted EBITDA:

	Full Year 2025
(in millions; totals may not sum due to rounding)	Outlook(h)
Net income (loss)(a)	$100	to	$380
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$5	to	$15
Acquisition and integration costs	$0	to	$6
Depreciation, amortization and accretion	$678	to	$773
Amortization of prepaid lease purchase price adjustments	$14	to	$16
Interest expense and amortization of deferred financing costs, net(g)	$972	to	$1,017
(Gains) losses on retirement of long-term obligations	—	to	—
Interest income	$(15)	to	$(15)
Other (income) expense	$6	to	$15
(Benefit) provision for income taxes	$11	to	$19
Stock-based compensation expense, net	$78	to	$82
(Income) loss from discontinued operations, net of tax(i)	$590	to	$830
Adjusted EBITDA(e)(f)	$2,780	to	$2,830
(a)Includes contribution from discontinued operations.
(b)Represents restructuring charges recorded for the periods presented related to (1) the Company's restructuring plan announced in July 2023, as further discussed in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 ("2023 Restructuring Plan"), and (2) the Company's restructuring plan announced in June 2024, as further discussed in the Annual Report on Form 10-K for the year ended December 31, 2024 ("2024 Restructuring Plan"), as applicable for the respective period. For the three and six months ended June 30, 2025, there were no charges related to the July 2023 Restructuring Plan or the June 2024 Restructuring Plan. For the full year ended December 31, 2024, there were $9 million and $61 million of restructuring charges related to the July 2023 Restructuring Plan and the June 2024 Restructuring Plan, respectively, relating to continuing operations.
(c)See the reconciliation of "Components of Interest Expense" for a discussion of non-cash interest expense.
(d)Represents results from the Fiber Business, including a loss on disposal of $252 million and $1.1 billion recorded in the three and six months ended June 30, 2025, respectively.
(e)See discussion and our definition of Adjusted EBITDA in this "Non-GAAP Measures and Other Information."
(f)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(g)See the reconciliation of "Outlook for Components of Interest Expense" for a discussion of non-cash interest expense.
(h)As issued on July 23, 2025.
(i)Represents expected results from the Fiber Business, including the estimated loss on disposal.

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Reconciliation of Historical FFO and AFFO:

	For the Three Months Ended		For the Six Months Ended		For the Twelve Months Ended
(in millions; totals may not sum due to rounding)	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024	December 31, 2024
Net income (loss)(a)	$291	$251	$(173)	$562	$(3,903)
Real estate related depreciation, amortization and accretion	162	168	326	347	690
Asset write-down charges	2	3	4	8	11
(Income) loss from discontinued operations, net of tax(b)	(26)	14	722	(3)	5,065
FFO(c)(d)	$429	$436	$879	$914	$1,863
Weighted-average common shares outstanding—diluted	437	435	436	435	434

FFO (from above)	$429	$436	$879	$914	$1,863
Adjustments to increase (decrease) FFO:
Straight-lined revenues	(20)	(54)	(39)	(112)	(160)
Straight-lined expenses	14	17	29	33	65
Stock-based compensation expense, net	18	26	36	50	84
Non-cash portion of tax provision	(5)	—	—	5	8
Non-real estate related depreciation, amortization and accretion	13	12	26	24	46
Amortization of non-cash interest expense	4	3	8	6	12
Other (income) expense	(2)	(1)	(3)	(3)	26
Restructuring charges(e)	—	19	—	30	70
Sustaining capital expenditures	(7)	(9)	(13)	(16)	(34)
AFFO(c)(d)	$444	$449	$923	$932	$1,980
Weighted-average common shares outstanding—diluted	437	435	436	435	434
(a)Includes contribution from discontinued operations.
(b)Represents results from the Fiber Business, including a loss on disposal of $252 million and $1.1 billion recorded in the three and six months ended June 30, 2025, respectively.
(c)See discussion and our definitions of FFO and AFFO in this "Non-GAAP Measures and Other Information."
(d)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(e)Represents restructuring charges recorded for the periods presented related to the 2023 Restructuring Plan and the 2024 Restructuring Plan, as applicable, for the respective period. For the three and six months ended June 30, 2025, there were no charges related to the July 2023 Restructuring Plan or the June 2024 Restructuring Plan. For the full year ended December 31, 2024, there were $9 million and $61 million of restructuring charges related to the July 2023 Restructuring Plan and the June 2024 Restructuring Plan, respectively, relating to continuing operations.

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Reconciliation of Historical FFO and AFFO per share:

	For the Three Months Ended		For the Six Months Ended		For the Twelve Months Ended
(in millions, except per share amounts; totals may not sum due to rounding)	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024	December 31, 2024
Net income (loss)(a)	$0.67	$0.58	$(0.40)	$1.29	$(8.98)
Real estate related depreciation, amortization and accretion	0.37	0.39	0.75	0.80	1.59
Asset write-down charges	—	0.01	0.01	0.02	0.03
(Income) loss from discontinued operations, net of tax(b)	(0.06)	0.04	1.65	(0.01)	11.64
FFO(c)(d)	$0.98	$1.00	$2.01	$2.10	$4.28
Weighted-average common shares outstanding—diluted	437	435	436	435	434

FFO (from above)	$0.98	$1.00	$2.01	$2.10	$4.28
Adjustments to increase (decrease) FFO:
Straight-lined revenues	(0.05)	(0.12)	(0.09)	(0.26)	(0.37)
Straight-lined expenses	0.03	0.04	0.07	0.08	0.15
Stock-based compensation expense, net	0.04	0.06	0.08	0.11	0.20
Non-cash portion of tax provision	(0.01)	—	—	0.01	0.02
Non-real estate related depreciation, amortization and accretion	0.03	0.03	0.06	0.06	0.11
Amortization of non-cash interest expense	0.01	0.01	0.02	0.01	0.03
Other (income) expense	—	—	(0.01)	(0.01)	0.06
Restructuring charges(e)	—	0.04	—	0.07	0.16
Sustaining capital expenditures	(0.02)	(0.02)	(0.03)	(0.04)	(0.08)
AFFO(c)(d)	$1.02	$1.03	$2.11	$2.14	$4.55
Weighted-average common shares outstanding—diluted	437	435	436	435	434
(a)Includes contribution from discontinued operations.
(b)Represents results from the Fiber Business, including a loss on disposal of $252 million and $1.1 billion recorded in the three and six months ended June 30, 2025, respectively.
(c)See discussion and our definitions of FFO and AFFO, including per share amounts, in this "Non-GAAP Measures and Other Information."
(d)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(e)Represents restructuring charges recorded for the periods presented related to the 2023 Restructuring Plan and the 2024 Restructuring Plan, as applicable, for the respective period. For the three and six months ended June 30, 2025, there were no charges related to the July 2023 Restructuring Plan or the June 2024 Restructuring Plan. For the full year ended December 31, 2024, there were $9 million and $61 million of restructuring charges related to the July 2023 Restructuring Plan and the June 2024 Restructuring Plan, respectively, relating to continuing operations.
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News Release continued:	Page 12
Reconciliation of Current Outlook for FFO and AFFO:

	Full Year 2025			Full Year 2025
(in millions, except per share amounts; totals may not sum due to rounding)	Outlook(a)			Outlook per Share(a)
Net income (loss)(b)	$100	to	$380	$0.23	to	$0.87
Real estate related depreciation, amortization and accretion	$660	to	$740	$1.51	to	$1.70
Asset write-down charges	$5	to	$15	$0.01	to	$0.03
(Income) loss from discontinued operations, net of tax(c)	$590	to	$830	$1.35	to	$1.90
FFO(d)(e)	$1,645	to	$1,675	$3.77	to	$3.84
Weighted-average common shares outstanding—diluted	436			436

FFO (from above)	$1,645	to	$1,675	$3.77	to	$3.84
Adjustments to increase (decrease) FFO:
Straight-lined revenues	$(15)	to	$15	$(0.03)	to	$0.03
Straight-lined expenses	$55	to	$75	$0.13	to	$0.17
Stock-based compensation expense, net	$78	to	$82	$0.18	to	$0.19
Non-cash portion of tax provision	$(8)	to	$8	$(0.02)	to	$0.02
Non-real estate related depreciation, amortization and accretion	$20	to	$35	$0.04	to	$0.08
Amortization of non-cash interest expense	$7	to	$17	$0.02	to	$0.04
Other (income) expense	$6	to	$15	$0.01	to	$0.03
(Gains) losses on retirement of long-term obligations	—	to	—	—	to	—
Acquisition and integration costs	$0	to	$6	$0.00	to	$0.01
Sustaining capital expenditures	$(55)	to	$(35)	$(0.13)	to	$(0.08)
AFFO(d)(e)	$1,805	to	$1,855	$4.14	to	$4.25
Weighted-average common shares outstanding—diluted	436			436

(a)As issued on July 23, 2025.
(b)Includes contribution from discontinued operations.
(c)Represents expected results from the Fiber Business, including the estimated loss on disposal.
(d)See discussion and our definitions of FFO and AFFO, including per share amounts, in this "Non-GAAP Measures and Other Information."
(e)The above reconciliation excludes line items included in our definition which are not applicable for the period shown.
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News Release continued:	Page 13
For Comparative Purposes - Reconciliation of Previous Outlook for Adjusted EBITDA:

	Previously Issued
(in millions; totals may not sum due to rounding)	Full Year 2025 Outlook(a)
Net income (loss)(b)	$65	to	$345
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$5	to	$15
Acquisition and integration costs	$0	to	$6
Depreciation, amortization and accretion	$678	to	$773
Amortization of prepaid lease purchase price adjustments	$14	to	$16
Interest expense and amortization of deferred financing costs, net(c)	$982	to	$1,027
(Gains) losses on retirement of long-term obligations	—	to	—
Interest income	$(15)	to	$(15)
Other (income) expense	$6	to	$15
(Benefit) provision for income taxes	$11	to	$19
Stock-based compensation expense, net	$93	to	$97
(Income) loss from discontinued operations, net of tax(d)	$590	to	$830
Adjusted EBITDA(e)(f)	$2,755	to	$2,805
For Comparative Purposes - Reconciliation of Previous Outlook for FFO and AFFO:

	Previously Issued			Previously Issued
(in millions, except per share amounts; totals may not sum due to rounding)	Full Year 2025 Outlook(a)			Full Year 2025 Outlook per share(a)
Net income (loss)(b)	$65	to	$345	$0.15	to	$0.79
Real estate related depreciation, amortization and accretion	$660	to	$740	$1.51	to	$1.70
Asset write-down charges	$5	to	$15	$0.01	to	$0.03
(Income) loss from discontinued operations, net of tax(d)	$590	to	$830	$1.35	to	$1.90
FFO(e)(f)	$1,610	to	$1,640	$3.69	to	$3.76
Weighted-average common shares outstanding—diluted	436			436

FFO (from above)	$1,610	to	$1,640	$3.69	to	$3.76
Adjustments to increase (decrease) FFO:
Straight-lined revenues	$(15)	to	$15	$(0.03)	to	$0.03
Straight-lined expenses	$55	to	$75	$0.13	to	$0.17
Stock-based compensation expense, net	$93	to	$97	$0.21	to	$0.22
Non-cash portion of tax provision	$(8)	to	$8	$(0.02)	to	$0.02
Non-real estate related depreciation, amortization and accretion	$20	to	$35	$0.05	to	$0.08
Amortization of non-cash interest expense	$7	to	$17	$0.02	to	$0.04
Other (income) expense	$6	to	$15	$0.01	to	$0.03
(Gains) losses on retirement of long-term obligations	—	to	—	—	to	—
Acquisition and integration costs	$0	to	$6	$0.00	to	$0.01
Sustaining capital expenditures	$(55)	to	$(35)	$(0.13)	to	$(0.08)
AFFO(e)(f)	$1,770	to	$1,820	$4.06	to	$4.17
Weighted-average common shares outstanding—diluted	436			436
(a)As issued on April 30, 2025.
(b)Includes contribution from discontinued operations.
(c)See the reconciliation of "Outlook for Components of Interest Expense" for a discussion of non-cash interest expense.
(d)Represents expected results from the Fiber Business, including the estimated loss on disposal.
(e)See discussion of and our definition of Adjusted EBITDA, FFO and AFFO, including per share amounts in this "Non-GAAP Measures and Other Information."
(f)The above reconciliation excludes line items included in our definition which are not applicable for the period shown.

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News Release continued:	Page 14
Components of Changes in Site Rental Revenues for the Quarters Ended June 30, 2025 and 2024(a):

	Three Months Ended June 30,
(dollars in millions; totals may not sum due to rounding)	2025	2024
Components of changes in site rental revenues:
Prior year site rental billings(b)	$966	$922

Core leasing activity(b)	28	28
Escalators	24	23
Non-renewals(b)	(7)	(7)
Other billings(b)	—	2
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations(b)	45	45
Non-renewals associated with Sprint Cancellations(b)	(51)	—
Organic Contribution to Site Rental Billings(b)	(6)	45
Straight-lined revenues	20	54
Amortization of prepaid rent	23	39
Other revenues	4	4
Total site rental revenues	$1,008	$1,064

Year-over-year changes in revenues:
Site rental revenues as a percentage of prior year site rental revenues	(5.3)%	(1.5)%
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations as a percentage of prior year site rental billings(b)	4.7%	4.8%
Organic Contribution to Site Rental Billings as a percentage of prior year site rental billings(b)	(0.6)%	4.8%
(a)The financial impact of the Fiber Business revenues are excluded as amounts are presented within discontinued operations.
(b)See our definitions of site rental billings, core leasing activity, non-renewals, other billings, Sprint Cancellations, Organic Contribution to Site Rental Billings and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations in this "Non-GAAP Measures and Other Information."

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News Release continued:	Page 15
Components of Changes in Site Rental Revenues for Current Outlook for Full Year 2025:

(dollars in millions; totals may not sum due to rounding)	Full Year 2025 Outlook(a)			Previously Issued Full Year 2025 Outlook(b)
Components of changes in site rental revenues:
Prior year site rental billings(c)(d)	$3,931			$3,931

Core leasing activity(d)	$110	to	$120	$105	to	$115
Escalators	$90	to	$100	$90	to	$100
Non-renewals(d)	$(35)	to	$(25)	$(35)	to	$(25)
Other billings(d)	$5	to	$5	$0	to	$0
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations(d)	$170	to	$200	$160	to	$190
Non-renewals associated with Sprint Cancellations(d)	$(205)	to	$(205)	$(205)	to	$(205)
Organic Contribution to Site Rental Billings(d)	$(35)	to	$(5)	$(45)	to	$(15)
Straight-lined revenues	$(15)	to	$15	$(15)	to	$15
Amortization of prepaid rent	$80	to	$110	$80	to	$110
Other revenues	$15	to	$15	$15	to	$15
Acquisitions(e)	—			—
Total site rental revenues	$3,997	to	$4,042	$3,987	to	$4,032

Year-over-year changes in revenues:(f)
Site rental revenues as a percentage of prior year site rental revenues	(5.8)%			(6.0)%
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations as a percentage of prior year site rental billings(d)	4.7%			4.5%
Organic Contribution to Site Rental Billings as a percentage of prior year site rental billings(d)	(0.5)%			(0.8)%
(a)As issued on July 23, 2025. Represents Outlook for continuing operations only.
(b)As issued on April 30, 2025.
(c)Reflects prior year site rental billings in the historically reported Towers segment. The financial impact of prior year site rental billings in the historically reported Fiber segment is excluded as such billings are included in discontinued operations for 2025.
(d)See our definitions of site rental billings, core leasing activity, non-renewals, other billings, Sprint Cancellations, Organic Contribution to Site Rental Billings, and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations in this "Non-GAAP Measures and Other Information."
(e)Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, until the one-year anniversary of such acquisitions.
(f)Calculated based on midpoint of full year 2025 Outlook, where applicable.

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News Release continued:	Page 16
Components of Capital Expenditures:(a)(b)

	For the Three Months Ended		For the Six Months Ended
(in millions)	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Discretionary capital expenditures:
Towers improvements and other capital projects	$17	$21	$33	$46
Purchases of land interests	16	10	34	24
Sustaining capital expenditures	7	9	13	16
Total capital expenditures	$40	$40	$80	$86
Outlook for Discretionary Capital Expenditures Less Prepaid Rent Additions:(b)(c)

(in millions)	Full Year 2025 Outlook(d)
Discretionary capital expenditures	$185	to	$185
Less: Prepaid rent additions(e)	~$40
Discretionary capital expenditures less prepaid rent additions	$145	to	$145
Components of Interest Expense:

	For the Three Months Ended
(in millions)	June 30, 2025	June 30, 2024
Interest expense on debt obligations	$239	$227
Amortization of deferred financing costs and adjustments on long-term debt	8	8
Capitalized interest	(4)	(5)
Interest expense and amortization of deferred financing costs, net	$243	$230
Outlook for Components of Interest Expense:

(in millions)	Full Year 2025 Outlook(d)			Previous Full Year 2025 Outlook(f)
Interest expense on debt obligations	$960	to	$1,000	$970	to	$1,010
Amortization of deferred financing costs and adjustments on long-term debt	$20	to	$30	$20	to	$30
Capitalized interest	$(15)	to	$(5)	$(15)	to	$(5)
Interest expense and amortization of deferred financing costs, net	$972	to	$1,017	$982	to	$1,027

(a)See our definitions of discretionary capital expenditures and sustaining capital expenditures in this "Non-GAAP Measures and Other Information."
(b)The financial impact of the Fiber Business is excluded as amounts are presented within discontinued operations.
(c)Excludes sustaining capital expenditures. See "Non-GAAP Measures and Other Information" for our definitions of discretionary capital expenditures and sustaining capital expenditures.
(d)As issued on July 23, 2025.
(e)Reflects up-front consideration from long-term tenant contracts (commonly referred to as prepaid rent) that are amortized and recognized as revenue over the associated estimated lease term in accordance with GAAP.
(f)As issued on April 30, 2025.

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News Release continued:	Page 17
Debt Balances and Maturity Dates as of June 30, 2025:

(in millions)	Face Value(a)	Final Maturity
Cash and cash equivalents and restricted cash and cash equivalents(b)	$260

Senior Secured Notes, Series 2009-1, Class A-2(c)	29	Aug. 2029
Senior Secured Tower Revenue Notes, Series 2018-2(d)	750	July 2048
Installment purchase liabilities and finance leases(e)	263	Various
Total secured debt	$1,042
2016 Revolver(f)	400	July 2027
2016 Term Loan A(g)	1,087	July 2027
Commercial Paper Notes(h)	1,905	Various
1.350% Senior Notes(i)	500	July 2025
4.450% Senior Notes	900	Feb. 2026
3.700% Senior Notes	750	June 2026
1.050% Senior Notes	1,000	July 2026
2.900% Senior Notes	750	Mar. 2027
4.000% Senior Notes	500	Mar. 2027
3.650% Senior Notes	1,000	Sept. 2027
5.000% Senior Notes	1,000	Jan. 2028
3.800% Senior Notes	1,000	Feb. 2028
4.800% Senior Notes	600	Sept. 2028
4.300% Senior Notes	600	Feb. 2029
5.600% Senior Notes	750	June 2029
4.900% Senior Notes	550	Sept. 2029
3.100% Senior Notes	550	Nov. 2029
3.300% Senior Notes	750	July 2030
2.250% Senior Notes	1,100	Jan. 2031
2.100% Senior Notes	1,000	Apr. 2031
2.500% Senior Notes	750	July 2031
5.100% Senior Notes	750	May 2033
5.800% Senior Notes	750	Mar. 2034
5.200% Senior Notes	700	Sept. 2034
2.900% Senior Notes	1,250	Apr. 2041
4.750% Senior Notes	350	May 2047
5.200% Senior Notes	400	Feb. 2049
4.000% Senior Notes	350	Nov. 2049
4.150% Senior Notes	500	July 2050
3.250% Senior Notes	900	Jan. 2051
Total unsecured debt	$23,392
Net Debt(j)	$24,174
(a)Net of required principal amortizations.
(b)As of June 30, 2025, excludes $14 million recorded in discontinued operations relating to the Fiber Business.
(c)The Senior Secured Notes, 2009-1, Class A-2 principal amortizes over a period ending in August 2029.
(d)If the $750 million aggregate principal amount of 4.241% senior secured tower revenue notes ("Tower Revenue Notes, Series 2018-2") is not paid in full on or prior to July 2028, the anticipated repayment date, then the Excess Cash Flow (as defined in the indenture) of the issuers of such notes will be used to repay the principal, and additional interest (of approximately 5% per annum) will accrue on such notes. The Tower Revenue Notes, Series 2018-2 are prepayable at par if voluntarily repaid within eighteen months of maturity; earlier prepayment may require additional consideration.
(e)As of June 30, 2025, reflects $7 million in finance lease obligations (primarily related to vehicles). Amount excludes $32 million recorded in discontinued operations relating to the Fiber Business.
(f)As of June 30, 2025, the undrawn availability under the $7.0 billion 2016 Revolver was $6.6 billion. The Company pays a commitment fee on the undrawn available amount, which as of June 30, 2025 ranged from 0.080% to 0.300%, based on the Company's senior unsecured debt rating, per annum.
(g)The 2016 Term Loan A principal amortizes over a period ending in July 2027.
(h)As of June 30, 2025, the Company had $95 million available for issuance under its $2.0 billion unsecured commercial paper program. The maturities of the Commercial Paper Notes, when outstanding, may vary but may not exceed 397 days from the date of issue.
(i)In July 2025, we repaid in full the 1.350% Senior Notes on the contractual maturity date.
(j)See further information on, and our definition and discussion of, Net Debt in this "Non-GAAP Measures and Other Information."
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News Release continued:	Page 18
Cautionary Language Regarding Forward-Looking Statements
This news release contains forward-looking statements and information that are based on our management's current expectations as of the date of this news release. Statements that are not historical facts are hereby identified as forward-looking statements. In addition, words such as "estimate," "see," "anticipate," "project," "plan," "intend," "believe," "expect," "likely," "predicted," "positioned," "continue," "target," "focus," and any variations of these words and similar expressions are intended to identify forward-looking statements. Such statements include our full year 2025 Outlook and plans, projections, expectations and estimates regarding (1) the value of our business model, strategy, the performance and resilience of our tower business and the drivers for demand for our towers, (2) creation and maximization of shareholder value, (3) our strategic position and the benefits which may be derived therefrom, (4) benefits stemming from our capital allocation framework and investments in our systems and processes, (5) execution of our near-term priorities, (6) leasing activity, (7) net income (loss) (including on a per share basis), (8) AFFO (including on a per share basis) and its components and growth, (9) Adjusted EBITDA and its components and growth, (10) cash flows, (11) Organic Contribution to Site Rental Billings (including as Adjusted for Impact of Sprint Cancellations) and its components and growth, (12) site rental revenues and its components and growth, (13) interest expense, (14) the impact of Sprint Cancellations, (15) our balance sheet, (16) capital expenditures, including discretionary capital expenditures, (17) prepaid rent additions and amortization, and (18) the time and closing of the Fiber Business sale. Any dividends remain subject to the approval of our Board of Directors which has the discretion to determine whether to declare dividends and the amounts and timing of the dividends.
Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and the following:
•Our business depends on the demand for our towers, driven primarily by demand for data, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in the amount or change in the mix of network investment by our tenants may materially and adversely affect our business (including reducing demand for our towers or services).
•A substantial portion of our revenues is derived from a small number of tenants, and the loss, consolidation or financial instability of any of such tenants may materially decrease revenues, reduce demand for our towers and services and impact our dividend per share growth.
•The expansion or development of our business, including through acquisitions, increased product offerings or other strategic opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations or financial results.
•Our Fiber Business model contains certain differences from our Towers business model, resulting in different operational risks. If we do not successfully operate our Fiber Business model or identify or manage the related operational risks, such operations may produce results that are lower than anticipated.
•Failure to timely, efficiently and safely execute on our construction projects could adversely affect our business.
•New technologies may reduce demand for our towers or negatively impact our revenues.
•If we fail to retain rights to our towers, including the rights to land under our towers, our business may be adversely affected.
•Our services business has historically experienced significant volatility in demand, which reduces the predictability of our results.
•As a result of competition in our industry, we may find it more difficult to negotiate favorable rates on our new or renewing tenant contracts.
•New wireless technologies may not deploy or be adopted by tenants as rapidly or in the manner projected.
•If radio frequency emissions from wireless handsets or equipment on our towers are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs or revenues.
•Cybersecurity breaches or other information technology disruptions could adversely affect our operations, business, and reputation.
•Our business may be adversely impacted by climate-related events, natural disasters, including wildfires, and other unforeseen events.
•Our focus on and disclosure of our Environmental, Social and Governance position, metrics, strategy, goals and initiatives expose us to potential litigation and other adverse effects to our business.
•Failure to attract, recruit and retain qualified and experienced employees could adversely affect our business, operations and costs.
•Changes to management, including turnover of our top executives, could have an adverse effect on our business.
•Actions that we are taking, or have completed, to restructure our business in alignment with our strategic priorities may not be as effective as anticipated.
•Actions of activist stockholders could impact the pursuit of our business strategies and adversely affect our results of operations, financial condition, or stock price.
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News Release continued:	Page 19
•The pendency of the sale of our Fiber Business to EQT and Zayo may have an adverse effect on our business, results of operations, cash flows and financial position.
•Completion of the strategic sale of our Fiber Business is subject to the conditions contained in the transaction agreements, including regulatory approvals, which may not be received, and separation of the Fiber Business from our current operations, and if these conditions are not satisfied or waived, the transaction will not be completed.
•The failure to complete the planned sale of the Fiber Business to EQT and Zayo could have a material and adverse effect on our business, results of operations, financial condition, cash flows and stock price.
•Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.
•We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets, possibly on unfavorable terms, to meet our debt payment obligations.
•Sales or issuances of a substantial number of shares of our common stock or securities convertible into shares of our common stock may adversely affect the market price of our common stock.
•Certain provisions of our amended and restated certificate of incorporation and second amended and restated by-laws, as amended, and operative agreements, and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.
•If we fail to comply with laws or regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.
•Future dividend payments to our stockholders will reduce the availability of our cash on hand available to fund future discretionary investments, and may result in a need to incur indebtedness or issue equity securities to fund growth opportunities. In such event, the then current economic, credit market or equity market conditions will impact the availability or cost of such financing, which may hinder our ability to grow our per share results of operations.
•Remaining qualified to be taxed as a REIT involves highly technical and complex provisions of the Code. Failure to remain qualified as a REIT would result in our inability to deduct dividends to stockholders when computing our taxable income, thereby increasing our tax obligations and reducing our available cash.
•Complying with REIT requirements, including the 90% distribution requirement, may limit our flexibility or cause us to forgo otherwise attractive opportunities, including certain discretionary investments and potential financing alternatives.
•REIT related ownership limitations and transfer restrictions may prevent or restrict certain transfers of our capital stock.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC. Our filings with the SEC are available through the SEC website at www.sec.gov or through our investor relations website at investor.crowncastle.com. We use our investor relations website to disclose information about us that may be deemed to be material. We encourage investors, the media and others interested in us to visit our investor relations website from time to time to review up-to-date information or to sign up for e-mail alerts to be notified when new or updated information is posted on the site.
As used in this release, the term "including," and any variation thereof, means "including without limitation."

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News Release continued:	Page 20

CROWN CASTLE INC. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (Amounts in millions, except par values)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$94	$100
Restricted cash and cash equivalents	161	170
Receivables, net	100	129
Prepaid expenses	70	74
Deferred site rental receivables	205	164
Other current assets	24	24
Current assets of discontinued operations	420	429
Total current assets	1,074	1,090
Deferred site rental receivables	2,277	2,279
Property and equipment, net	6,402	6,577
Operating lease right-of-use assets	5,562	5,600
Goodwill	5,127	5,127
Other intangible assets, net	949	1,037
Other assets, net	63	58
Non-current assets of discontinued operations	10,182	10,968
Total assets	$31,636	$32,736

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$48	$48
Accrued interest	238	244
Deferred revenues	139	141
Other accrued liabilities	154	167
Current maturities of debt and other obligations	2,251	603
Current portion of operating lease liabilities	267	264
Current liabilities of discontinued operations	706	710
Total current liabilities	3,803	2,177
Debt and other long-term obligations	22,039	23,451
Operating lease liabilities	5,009	5,062
Other long-term liabilities	628	645
Non-current liabilities of discontinued operations	1,539	1,534
Total liabilities	33,018	32,869
Commitments and contingencies
Stockholders' equity (deficit):
Common stock, 0.01 par value; 1,200 shares authorized; shares issued and outstanding: June 30, 2025—435 and December 31, 2024—435	4	4
Additional paid-in capital	18,463	18,393
Accumulated other comprehensive income (loss)	(5)	(5)
Dividends/distributions in excess of earnings	(19,844)	(18,525)
Total equity (deficit)	(1,382)	(133)
Total liabilities and equity (deficit)	$31,636	$32,736
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News Release continued:	Page 21

CROWN CASTLE INC. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (Amounts in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net revenues:
Site rental	$1,008	$1,064	$2,019	$2,132
Services and other	52	43	102	89
Net revenues	1,060	1,107	2,121	2,221
Operating expenses:
Costs of operations:(a)
Site rental	251	249	491	494
Services and other	27	25	55	54
Selling, general and administrative	99	136	192	250
Asset write-down charges	2	3	4	8
Depreciation, amortization and accretion	175	180	352	371
Restructuring charges	—	19	—	30
Total operating expenses	554	612	1,094	1,207
Operating income (loss)	506	495	1,027	1,014
Interest expense and amortization of deferred financing costs, net	(243)	(230)	(479)	(455)
Interest income	4	4	7	8
Other income (expense)	2	1	3	3
Income (loss) from continuing operations before income taxes	269	270	558	570
Benefit (provision) for income taxes	(4)	(5)	(9)	(11)
Income (loss) from continuing operations	$265	$265	$549	$559
Discontinued Operations
Income (loss) from discontinued operations before gain (loss) from disposal, net of tax	278	(14)	360	3
Gain (loss) from disposal of discontinued operations	(252)	—	(1,082)	—
Income (loss) from discontinued operations, net of tax	26	(14)	(722)	3
Net income (loss)	$291	$251	$(173)	$562

Net income (loss), per common share:
Income (loss) from continuing operations, basic	$0.61	$0.61	$1.26	$1.28
Income (loss) from discontinued operations, basic	$0.06	$(0.03)	$(1.66)	$0.01
Net income (loss)—basic	$0.67	$0.58	$(0.40)	$1.29
Income (loss) from continuing operations, diluted	$0.61	$0.61	$1.26	$1.28
Income (loss) from discontinued operations, diluted	$0.06	$(0.03)	$(1.66)	$0.01
Net income (loss)—diluted	$0.67	$0.58	$(0.40)	$1.29
Weighted-average common shares outstanding:
Basic	435	435	435	434
Diluted	437	435	436	435
(a)Exclusive of depreciation, amortization and accretion shown separately.

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CROWN CASTLE INC. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (In millions of dollars)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$(173)	$562
(Income) loss from discontinued operations before (gain) loss from disposal, net of tax	(360)	(3)
(Gain) loss from disposal of discontinued operations	1,082	—
Income (loss) from continuing operations	549	559
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	352	371
Amortization of deferred financing costs and other non-cash interest	16	18
Stock-based compensation expense, net	36	50
Asset write-down charges	4	8
Deferred income tax (benefit) provision	1	5
Other non-cash adjustments, net	(4)	8
Net cash provided by (used for) operating activities from discontinued operations	581	556
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	(38)	(118)
Decrease (increase) in assets	(24)	(90)
Net cash provided by (used for) operating activities	1,473	1,367
Cash flows from investing activities:
Capital expenditures	(80)	(86)
Payments for acquisitions, net of cash acquired	—	(7)
Other investing activities, net	3	6
Net cash provided by (used for) investing activities from discontinued operations	(446)	(563)
Net cash provided by (used for) investing activities	(523)	(650)
Cash flows from financing activities:
Principal payments on debt and other long-term obligations	(59)	(36)
Purchases and redemptions of long-term debt	(700)	—
Borrowings under revolving credit facility	400	—
Payments under revolving credit facility	—	(670)
Net issuances (repayments) under commercial paper program	564	1,438
Purchases of common stock	(23)	(30)
Dividends/distributions paid on common stock	(1,153)	(1,368)
Net cash provided by (used for) financing activities	(971)	(666)
Net increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	(21)	51
Effect of exchange rate changes on cash	—	(1)
Cash and cash equivalents and restricted cash and cash equivalents at beginning of period(a)	295	281
Cash and cash equivalents and restricted cash and cash equivalents at end of period(a)	$274	$331
Supplemental disclosure of cash flow information:
Interest paid	$478	$441
Income taxes paid (refunded)	$9	$6
(a)Inclusive of cash and cash equivalents and restricted cash and cash equivalents included in discontinued operations.
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